Exhibit 3

Registrant	Assets	Amount of Single Insured Bond
Columbia Acorn Trust	$4,519,824,406.28	$2,500,000
Columbia Credit Income Opportunities Fund	$50,000,000	$350,000
Columbia ETF Trust I	$3,435,226,292.30	$1,900,000
Columbia ETF Trust II	$1,456,950,445.10	$1,250,000
Columbia Funds Series Trust	$23,117,253,119.98	$2,500,000
Columbia Funds Series Trust I	$129,336,047,634.06	$2,500,000
Columbia Funds Series Trust II	$68,381,970,927.75	$2,500,000
Columbia Funds Variable Insurance Trust	$25,468,885,046.83	$2,500,000
Columbia Funds Variable Series Trust II	$91,796,024,181.17	$2,500,000
Columbia Seligman Premium Technology Growth Fund, Inc.	$474,054,158.37	$750,000
Tri-Continental Corporation	$1,831,268,348.24	$1,500,000
Wanger Advisors Trust (to be known as Columbia Funds Variable Series Trust)	$699,651,847.19	$900,000